EXHIBIT 99.2

ITEM 7: MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the “Selected Consolidated Financial Information” and the Consolidated Financial Statements and Notes thereto.

Results of Operations

We currently derive the majority of our revenues from sales of products and services to utilities. However, our business may increasingly consist of sales to other energy and water industry participants such as energy service providers, end-use customers, wholesale power market participants and others.

Sales revenues may include hardware, software license, custom software development, field and project management service and engineering, consulting and installation service revenues. Service revenues include post-sale maintenance support and outsourcing service revenue. Outsourcing services encompass installation, operation and maintenance of meter reading systems to provide meter information to a customer for billing and management purposes. Outsourcing services can be provided for systems we own as well as those owned by our customers. Cost of sales are based on standard costs, which include materials, direct labor and an overhead allocation, as well as variances from standard costs. Cost of services for software, professional services and maintenance are based on actual time and materials incurred, warranty expense and an allocation of miscellaneous service related costs.

Executive Highlights

In 2003 our revenues were $317.0 million, which is 11% higher than our 2002 revenues.

•	Approximately half of the revenue growth resulted from three acquisitions, two in the fourth quarter of 2002 and one in the first quarter of 2003, with the rest coming from increased AMR business.

•	AMR unit shipments increased approximately 15% in 2003 compared with 2002.

•	We had no customer representing more than 10% of total Company revenues in 2003 compared with one customer representing 12% of revenues in 2002.

•	Total new order bookings were $213.8 million in 2003 compared with $231.6 million in 2002.

•	While revenues increased in 2003, our new order bookings and backlog declined primarily as three large electric utility customers delayed AMR orders in 2003 as a result of delays in capital spending due to an ice storm, a large-scale electrical power blackout in the eastern U.S. and a hurricane.

•	We expect that certain of these order delays will continue to impact us in the first quarter of 2004. We expect that electric utilities will resolve many of these issues and that our electric market order activity will improve beginning in the second quarter of 2004.

Net income was $10.5 million, or 48 cents per diluted share in 2003 compared with $8.7 million, or 41 cents per diluted share, in 2002. Despite strong revenue performance in 2003, our earnings for the full year were impacted by a number of unusual charges. These items consisted of the following:

•	An increase of $8.6 million to an estimate for warranty expenses related to higher than normal product failures for a certain product.

•	Impairment charges totaling $2.4 million for minority investments in two companies.

•	The above charges were partially offset by a fourth quarter reversal of approximately $3.7 million of management bonus and employee profit sharing accrued in the first three quarters of 2003.

In early 2004, we began to implement a new organizational structure. In the process of implementing our new organization, and to adjust expenditures to expected revenue potential for 2004 in some areas, we have made headcount reductions and other spending adjustments.

Revenues and Gross Margins

Total Company Revenues and Gross Margins

The following tables summarize our revenues and gross margin for each year presented.

	Year Ended December 31,
	2003	2002	% Change 2003-2002	2001	% Change 2002-2001
	(in millions)
Revenues
Sales	$273.8	$241.1	14%	$183.5	31%
Service	43.2	43.7	(1)	42.1	4

Total revenues	$317.0	$284.8	11%	$225.6	26%

	Year Ended December 31,
	2003	2002	Change 2003-2002	2001	Change 2002-2001
Gross Margin
Sales	50%	49%	1%	45%	4%
Service	13	30	(17)	36	(6)
Total gross margin	45%	46%	(1)%	43%	3%

Revenues

Approximately half of the 11% growth in revenues from 2002 to 2003 was driven by two acquisitions in the fourth quarter of 2002 and one acquisition in the first quarter of 2003. The remaining 2003 revenue growth was driven by higher AMR hardware revenues and royalty income, offset by lower revenues from installations related to meter reading systems.

Sales revenues in 2003 increased $32.7 million, or approximately 14%, compared with 2002. AMR module revenues increased $21.1 million as module shipments increased 15% to approximately 4.2 million units in 2003. The three acquisitions above contributed $12.9 million of the increase. Royalty revenue increased by $4.3 million primarily due to increased shipments of solid state electricity meters with our AMR technology embedded. Offsetting these increases were decreased AMR installation revenues of $24.7 million in 2003 compared with $29.6 million in 2002 due to the completion of several large installation contracts. Revenues through indirect sales channels, which include sales through meter manufacturers, business associates and other alliance partners, increased to approximately $60.0 million in 2003, up from $41.3 million in 2002, and were 19% and 15% of total Company revenues for the years ended December 31, 2003 and 2002, respectively. Service revenues decreased slightly in 2003 primarily due to a decline in outsourcing service revenues.

The $59.2 million, or 26% increase in revenues in 2002 compared with 2001 principally reflects increased hardware deliveries to existing domestic customers of electric, gas and water AMR modules. One acquisition in the first quarter and two in the fourth quarter of 2002 contributed a combined $11.2 million in 2002 revenues. Service revenues in 2002 included a $1.5 million one-time revenue increase related to a long-term outsourcing contract.

There were no customers that accounted for more than 10% of total Company revenues in 2003. One group of customers, National Grid Companies, accounted for approximately 12% and 15% of total Company revenues in 2002 and 2001, respectively. The top ten customers in 2003, 2002 and 2001 accounted for approximately 35%, 40% and 40% of revenues for the respective periods.

Gross Margins

Gross margins in 2003 were negatively and significantly impacted by increased warranty expenses, which are reflected in service gross margins. In 2003, we began to experience high field failures for a specific type of electric AMR module. After extensive testing and analysis, we traced the source of the product failures to a change in encapsulation material from a supplier to our component supplier. The defective material was used by the supplier for approximately twelve months. Certain lots of this electric AMR module manufactured during this period included the defective material. Under certain conditions, primarily heat and humidity, there is a slow degradation of the material, which causes the product to fail.

The units containing the defective components are primarily isolated at four utilities and in 2003 we began a proactive program to replace affected modules at the two utilities that are experiencing the high failures. We expect to complete the replacements midway through 2004. A warranty accrual of approximately $8.6 million was charged to service cost of sales during the fourth quarter of 2003, which reflects our estimate of the material, labor and other costs we will incur to replace the remaining affected units. Our estimates include assumptions for the number of units affected, hourly labor charges for installation work, in house material and labor costs to rework affected units, reimbursements from our component supplier and other variable factors. While we believe we have adequately reserved for this issue based on the information that is available to us today, our actual costs may differ from our estimates.

Warranty charges were the primary reason for the 17% decrease in service gross margins from 30% in 2002 to 13% in 2003. Sales gross margins increased 1%, from 49% in 2002 to 50% in 2003, from a combination of factors, including higher manufacturing volumes, lower general market prices for electronic components, higher product royalties and changes in product mix. Our gross margins may vary from period to period depending on the mix of hardware and software products and services.

Gross margins improved to 46% in 2002 compared with 43% in 2001 from a combination of factors, including improved manufacturing efficiencies from higher production volumes and changes in product mix, specific cost reduction efforts, lower general market prices for electronic components and other supply-chain management initiatives. Service gross margins decreased in 2002 primarily due to a one-time increase in costs associated with a long-term service contract.

Segment Revenues and Gross Margins

In January 2004, we began to implement an organizational change that resulted in a change in our segment reporting from five market facing business units (Electric, Natural Gas, Water & Public Power, International and End User Solutions) to two operating groups (Hardware Solutions and Software Solutions). The segment information in this Form 10-K is based on the new segment reporting structure as of June 30, 2004. Historical segment amounts have been restated.

Management has two primary measures for each of the operating groups: revenues and gross profit (margin). Revenues for each operating group are according to product lines. There are no inter-operating group revenues. Within each operating group, costs of sales include materials, direct labor, and an overhead allocation, as well as variances from standard costs. Service related costs of sales are based on actual time and materials incurred, warranty expense and an allocation of miscellaneous service related costs.

Operating Segment Products

Operating Segment	Major Products
Hardware Solutions:	Residential and commercial AMR modules, mobile and network AMR reading technologies, SmartSynch meter systems, handheld computers for meter data collection or mobile workforce applications, residential meter data collection software, mobile workforce solutions software and related installation and implementation services.

Software Solutions:	Commercial and industrial meter data collection software, transmission and distribution systems design and optimization software, energy management and asset optimization software, and related implementation, forecasting and consulting services.

The following tables and discussion highlight significant changes in trends or components of revenues and gross margin for each segment.

	Year Ended December 31,
	2003	2002	% Change 2003-2002	2001	% Change 2002-2001
	(in millions)			(in millions)
Segment Revenues
Hardware Solutions	$281.4	$262.7	7%	$209.9	25%
Software Solutions	35.6	22.1	61	15.7	41

Total Company	$317.0	$284.8	11%	$225.6	26%

	Year Ended December 31,
	2003	2002	Change 2003-2002	2001	Change 2002-2001
Segment Gross Margin
Hardware Solutions	47%	48%	(1)%	43%	5%
Software Solutions	30	29	1	46	(17)
Total Company	45%	46%	(1)%	43%	3%

Hardware Solutions: Revenues in 2003 increased $18.7 million, or 7%, compared with 2002, primarily as a result of increased AMR system sales. However, AMR revenues grew slower in 2003 compared with the previous two years as several large AMR orders were completed and not replaced by new bookings of similar size orders. In particular, in 2003 several large investor owned electric utilities and electric and gas combination utilities delayed orders due to several instances of extreme weather, a major blackout in the Northeastern U.S. and other utility specific delays in capital spending. Sales of handheld computer systems were slightly higher in 2003, while maintenance services were lower due to initial warranty periods for new handheld system sales. Revenues in 2002 increased by $52.8 million, compared with 2001, or 25%, resulting from increased AMR shipments.

There were no customers that represented more than 10% of Hardware Solutions revenues in 2003. One group of customers represented approximately 13% and 17% of Hardware Solutions revenues in 2002 and 2001, respectively, and approximately 12% and 15% of total Company revenues in 2002 and 2001, respectively. Revenues under existing contracts with this customer were substantially recognized in late 2003.

Hardware Solutions gross margins in 2003 were relatively constant, compared with 2002, due to offsetting factors. Favorable changes in product mix and an increase in royalty revenues of approximately $4.8 million, primarily from SEM, contributed to higher gross margin in 2003. Offsetting these gross margin increases was an increase in warranty expense discussed above under Total Company Gross Margins. In addition, higher than normal installation costs on an AMR contract with one customer, due to poor productivity issues with a third party contractor, impacted gross margin. Late in 2003, we switched to a new third party contractor to complete the project within a timeframe that was acceptable to the customer. The poor productivity issues resulted in our incurring higher installation costs than originally budgeted. In the fourth quarter of 2003, we had $2.2 million in costs for this contract that were in excess of revenues, approximately $1.0 million of which is a forward loss accrual for the estimated 2004 operations. We expect to complete the installation work for this contract around the end of the first quarter of 2004. Also impacting Hardware Solutions gross margin was a decrease in the average selling prices of electric meter modules in certain large orders. The 5% improvement in Hardware Solutions margins from 2001 to 2002 resulted primarily from lower standard hardware costs due to higher planned production volumes and other manufacturing efficiencies, as well as a shift in the mix of products and services.

Software Solutions: Revenues in 2003 increased $13.5 million, or 61%, compared with 2002 as a result of one acquisition in the fourth quarter of 2002 and one acquisition in the first quarter of 2003. Revenues in 2002 increased $6.4 million or 41%, compared with 2001, as a result of one acquisition in the first quarter and two in the fourth quarter of 2002, as well as a $1.5 million one-time revenue increase related to a long-term outsourcing contract.

Gross margins in 2003 were comparable with 2002, due to offsetting factors. Gross margin increases on software maintenance revenue were offset by decreased internal workforce utilization rates for software. Gross margins in 2002, compared with 2001, decreased 17% due to a change in product mix as a result of the 2002 acquisitions.

There were no customers that represented more than 10% of Software Solutions revenues in 2003. One customer in 2002 represented 16% of total Software Solutions revenues, and two customers represented 14% and 12% of Software Solutions revenues in 2001. These customers represented less than 1% of total company revenues during 2003, 2002 and 2001.

Operating Expenses

The following table details our total operating expenses in dollars and as a percent of revenues. Certain amounts in 2002 and 2001 have been reclassified to conform to the 2003 presentation.

	Year Ended December 31,
	2003	% of Revenue	2002	% of Revenue	2001	% of Revenue
	(in millions)
Operating Expenses
Sales and marketing	$36.7	12%	$30.6	11%	$25.0	11%
Product development	43.0	14	36.8	13	30.0	13
General and administrative	28.9	9	26.7	9	16.8	7
Amortization of intangibles	9.6	3	2.3	1	1.4	1
Restructurings	2.2	1	3.1	1	(1.2)	(1)
In-process research and development	0.9	—	7.2	3	—	N/A
Litigation accrual	0.5	—	7.4	3	—	N/A

Total operating expenses	$121.8	38%	$114.1	40%	$72.0	32%

Operating expenses increased during 2002 and 2003 primarily due to three acquisitions in 2002 and one in 2003.

Sales and marketing expenses increased $6.1 million, or 20%, in 2003 and $5.6 million, or 22%, in 2002 as a result of additional sales and marketing staff and product marketing activities primarily related to new products and services from acquisitions. However, as a percentage of revenues, sales and marketing increased only slightly from 2001 to 2003. These increases in expenses were partially offset by no bonus and profit sharing expense in 2003, compared with $1.4 million and $968,000 in 2002 and 2001, respectively.

Product development expenses increased $6.2 million, or 17%, in 2003 and $6.8 million, or 23%, in 2002 due primarily to increased staffing and other development expenses related to acquisitions. However, as a percentage of revenues, product development increased slightly from 2001 to 2003. These increases in expenses were partially offset by no bonus and profit sharing expense in 2003, compared with $1.5 million and $1.9 million in 2002 and 2001, respectively.

General and administrative expenses increased $2.2 million, or 8%, in 2003 compared with 2002 but remained relatively constant at 9% of revenues. Expenses increased $9.9 million from 2001 to 2002, and also increased 2% as a percentage of revenues. Approximately half of the expense increase in 2002 and 2003 resulted from acquisitions. Consulting costs related to Sarbanes-Oxley compliance and legal costs associated with a patent litigation were approximately $600,000 and $300,000 higher in 2003 than in 2002. These increases in expenses were partially offset by no bonus and profit sharing expense in 2003, compared with $2.7 million and approximately $1.0 million in 2002 and 2001, respectively.

Amortization of intangibles increased as a result of the addition of $14.3 million and $16.2 million in amortizable intangible assets from acquisitions completed in 2003 and 2002, respectively. There is no goodwill amortization in 2003 and 2002 due to the adoption of Statement of Financial Accounting Standards (SFAS) No. 142 as of January 1, 2002. Goodwill amortization was $749,000 in 2001. We completed our initial impairment test of goodwill in the second quarter of 2002, and our annual impairment test in the fourth quarters of 2003 and 2002, and concluded in all cases that goodwill was not impaired.

In January 2003, we initiated a restructuring of our EIS product group in Raleigh, North Carolina, which resulted in a charge of approximately $2.0 million related to workforce reductions. The EIS restructuring plan was substantially completed during 2003. In 2002, we expensed $3.1 million for planned costs related to the restructuring of our European operations. The restructuring plan resulted in the closure of the Vienne, France office, a reduction in workforce, the consolidation of product development efforts into existing Company locations and the outsourcing of select production efforts in order to improve the overall profitability of our International operations. Continuation of this activity in 2003 resulted in an additional $259,000 of restructuring charges in 2003 from the write-down of fixed assets and lease termination charges and international restructuring activities were substantially complete by mid-2003. We had a recovery of $1.2 million in 2001 of previously expensed restructuring charges from a sublease of office space that was on more favorable terms than originally anticipated.

In-Process Research and Development

During 2003 we recorded a $900,000 charge for IPR&D related to the acquisition of Silicon and in 2002 a $7.2 million charge for IPR&D related to the acquisition of LineSoft as follows:

	IPR&D	Estimated Cost to Complete Technology	Discount Rate Applied to IPR&D	Weighted Average Cost of Capital
	(in millions)
Silicon Energy Corp.	$0.9	$1.2	29%	19%
LineSoft Corporation	$7.2	$3.3	25%	20%

At the time of the acquisitions, Silicon and LineSoft were in the process of developing new software products that had not yet reached technological feasibility. We expect to benefit as products that contain the in-process technology are marketed and sold to end-users.

Other Income (Expense)

The following table shows the components of other income (expense).

	Year Ended December 31,
	2003	2002	2001
	(in thousands)
Equity in affiliates	$79	$126	$(616)
Interest income	159	1,187	1,410
Interest expense	(2,638)	(2,061)	(5,112)
Other income (expense), net	(1,395)	1,465	(176)

Total other income (expense)	$(3,795)	$717	$(4,494)

Included in equity in affiliates is income related to our 30% equity interest in Servatron, Inc. (Servatron), a company that performs contract manufacturing and repair services for us, of $79,000, $97,000 and $85,000 in 2003, 2002 and 2001, respectively. In 2001, we wrote-off approximately $850,000 of an investment in an affiliate.

Interest income decreased by $1.0 million in 2003, compared with 2002, due to lower cash investments, as well as a reduction of $200,000 in interest income associated with an impairment of loans provided to Home EcoSystems, Inc., dba Lanthorn Technologies, Inc. (Lanthorn).

Interest expense in 2003 resulted primarily from interest expense and amortization of loan origination fees on the term loan and credit line entered into in March 2003 for the Silicon acquisition. Interest expense in 2002 and 2001 resulted primarily from subordinated debt, which we converted to equity in April and May 2002. In addition, in 2001, we had interest expense related to mortgage debt for our Spokane facility. The weighted average of outstanding borrowings was $43.8 million in 2003, compared with $24.5 million in 2002 and $64.9 million in 2001.

Other income (expense), net, decreased in 2003, compared with 2002, primarily due to the impairment and write-down of minority investments in two companies. We recorded a $1.7 million impairment of the $2.4 million in loans we provided to Lanthorn due to a consideration of the estimated fair market value of the company as indicated by Lanthorn’s last round of financing. The loans may be converted at any time into common stock of Lanthorn. In addition, we wrote-off our ownership interest in another minority investment of approximately $500,000 in 2003, as we believe the company ceased operations during the fourth quarter of 2003. Included in 2002 other income (expense), net, was an $841,000 pretax gain from the sale of our Raleigh, NC facility and a $200,000 pretax gain from the early payoff of the mortgage on our Spokane facility.

Income Taxes

In 2003 our effective income tax rate was approximately 41.5% compared with 54.0% and 37.0% in 2002 and 2001, respectively. The 2003 and 2002 rates include no tax benefit recognized for the $900,000 and $7.2 million IPR&D expenses since IPR&D charges are not tax deductible. Excluding the impact of non-tax deductible IPR&D charges in 2003 and 2002, the adjusted effective tax rates were 39.5% and 39.0%, respectively. Our effective income tax rate can vary from period to period due to fluctuations in operating results, changes in the valuation allowances for deferred tax assets (which reduce the tax assets to an amount that more likely than not will be realized), new or revised tax legislation and changes in the level of business performed in domestic and international tax jurisdictions.

Financial Condition

	Year Ended December 31,
	2003	2002	2001
	(in millions)
Cash Flow Information
Operating activities	$10.3	$49.2	$32.3
Investing activities	(85.2)	(23.3)	(38.0)
Financing activities	48.6	(13.9)	5.1

Increase (decrease) in cash	$(26.3)	$12.0	$(0.6)

Operating activities: We generated $10.3 million of cash from operations for the year ended December 31, 2003, compared with $49.2 million in 2002. Operating cash flow in 2003 was negatively impacted by a $7.9 million cash payment to settle a patent infringement litigation, $7.4 million of which was accrued in 2002. In addition, a $4.0 million payment in May 2003 to Duquesne Light Company related to an amendment to our long-term warranty and maintenance agreement, was paid against an accrued loss for that contract and reduced operating cash flow. We used $7.1 million in cash in 2003 for bonus and profit sharing compared with generating $1.8 million in cash in 2002. The change primarily resulting from no accrual in 2003 for bonus and profit sharing. Also contributing to lower operating cash flows were payments in 2003 for restructuring accruals in 2002 and higher accounts receivable balances at the end of 2003 compared with 2002 due to the timing of sales late in December 2003 and customers taking slightly longer to pay in 2003. Days sales outstanding (DSO) totaled 69 days in 2003 compared with DSO of 60 days in 2002.

We generated $32.3 million in cash from operations in 2001 compared with $49.2 million in 2002. Improved operating cash flow in 2002 resulted primarily from higher bonus and profit sharing accruals in 2002 compared with 2001 and slightly faster turnover of accounts receivable. DSO totaled 60 days in 2002 compared with DSO of 62 days in 2001.

Investing activities: We used $71.1 million in cash for the Silicon acquisition during 2003 compared with $42.9 million used for three acquisitions during 2002. There were no acquisitions in 2001. We used $3.7 million for SEM pre-acquisition costs during 2003, with no comparable activity in 2002 and 2001. We loaned $405,000 to Lanthorn during 2003, compared with $2.0 million in 2002. We used $9.6 million in cash for property, plant and equipment purchases during 2003, compared with $10.5 million and $7.6 million in 2002 and 2001, respectively. We liquidated short-term investments in 2002, primarily to fund acquisitions. Net proceeds from short-term investments were $22.1 million in 2002, compared with net purchases of $22.2 million in 2001. During 2002, proceeds of $1.9 million on the sale of property, plant and equipment and the reclassification of $5.1 million from restricted cash for a collateralized letter of credit to cash as a result of a new credit facility also contributed to cash inflows.

In connection with the purchase of LineSoft in March 2002, we replaced a pre-existing non-recourse loan in the amount of $2.0 million to the former Chief Executive Officer of LineSoft with a new non-recourse promissory note, secured with our common stock, in the same amount. At December 31, 2002, the loan balance was approximately $473,000 and bore interest at an annual rate of 6.0%. The replacement note matured on May 11, 2003 and to settle the note, the remaining shares that secured the note were transferred to us. The fair value of the shares was less than the outstanding balance on the note resulting in an expense of approximately $170,000 during 2003 to write-off the residual value of the note.

Financing activities: In connection with the Silicon acquisition in March 2003, we received $50.0 million in proceeds from a term loan under a new credit facility and paid debt origination fees of $1.9 million. Repayments on the term loan were $12.5 million in 2003. We had $10.0 million outstanding on our revolving line of credit at December 31, 2003 compared with no borrowings outstanding at the end of 2002 and 2001. We received $3.7 million from employee stock purchase plan purchases and stock option exercises during 2003, compared with $7.7 million and $7.8 million for the same periods in 2002 and 2001, respectively. Cash used during 2002, included $4.9 million for the early repayment of mortgage debt, $3.5 million to repay credit lines and long-term debt assumed in the LineSoft acquisition and $12.6 million to repurchase 807,900 shares of common stock. Cash used during 2001, included $1.9 million to repurchase 85,100 shares of common stock.

Disclosures about contractual obligations and commitments

The following table summarizes our known obligations to make future payments pursuant to certain contracts as of December 31, 2003, as well as an estimate of the timing in which these obligations are expected to be satisfied.

Contractual obligations

	Total	Less than 1 year	1-3 years	3-5 years	Beyond 5 years
	(in thousands)
Term loan debt (1)	$37,500	$37,500	$—	$—	$—
Project financing debt (1)	4,763	739	1,657	1,927	440
Revolving credit line (1) (2)	10,000	10,000	—	—	—
Operating and capital lease obligations (3)	12,115	4,970	4,910	2,024	211
Guaranteed lease payments for an affiliate (4)	439	170	269	—	—
Purchase and service commitments (5)	69,456	69,456	—	—	—
Other long-term liabilities reflected on the balance sheet under generally accepted accounting principles	11,086	8,539	—	—	2,547

Total	$145,359	$131,374	$6,836	$3,951	$3,198

(1)	Borrowings are disclosed within footnote 9 in the “Notes to Consolidated Financial Statements.”
(2)	The revolving credit line was fully paid in January 2004.
(3)	Operating and capital lease obligations are disclosed in footnote 18 in the “Notes to Consolidated Financial Statements.”
(4)	Guaranteed lease payments for an affiliate are disclosed in footnote 17 in the “Notes to the Consolidated Financial Statements.”
(5)	We enter into standard purchase orders in the ordinary course of business that typically obligate us to purchase the items ordered. Purchase orders can vary in terms by providing an extended shipment period of up to one year at an established unit cost. We had total outstanding purchase orders of $65.9 million at December 31, 2003. Long-term executory purchase agreements that contain termination clauses have been classified within less than 1 year as the commitment is the estimated amount we would be required to pay at December 31, 2003 if the commitment was canceled. We had outstanding long-term executory purchase agreements of $3.6 million at December 31, 2003.

We have no off-balance sheet financing agreements.

Investments: As of December 31, 2003, we had loaned a total of $2.4 million to Lanthorn, which is developing internet-based energy monitoring and management software and services. The loans are convertible notes, which are due in March 2007. The notes accrue interest at 7% and may be converted at any time into common stock of Lanthorn. If we had converted our notes into equity at December 31, 2003, they would have converted into approximately 22% of Lanthorn’s common stock assuming that all granted stock options and other convertible debt of the firm were exercised or converted. Lanthorn has not yet produced any significant revenue. In December 2003, we recorded a $1.9 million impairment charge related to Lanthorn, which consisted of a $176,000 reversal of interest income recognized in the first three quarters of 2003 and a $1.7 million charge to other income (expense), net, for principal.

During 2003 we wrote-off a minority investment, resulting in a $500,000 charge to other income (expense), net.

Liquidity, Sources and Uses of Capital:

We have historically funded our operations and growth with cash flow from operations, borrowings and sales of our stock. At December 31, 2003, we had $6.2 million in cash and cash equivalents. Cash equivalents and short-term investments historically have been invested in investments rated A or better by Standard & Poor’s or Moody’s and have market interest rates. We are exposed to changes in interest rates on cash equivalents and short-term investments.

At December 31, 2003, we had a $92.5 million secured credit facility. The credit facility consists of a $50 million three year term loan, which had an outstanding balance of $37.5 million at December 31, 2003, and a $55 million revolving credit line. At December 31, 2003, there were $10.0 million of borrowings and approximately $15.0 million of standby letters of credit outstanding under the revolving credit line. Collateral that has been granted to the lenders includes equipment, inventory, real property and intellectual property.

The credit facility contains financial covenants, which require us to maintain certain liquidity and coverage ratios on a quarterly basis. At December 31, 2003, our fixed charge coverage ratio was below the minimum required according to a covenant in our loan agreement. In early February 2004, we received a waiver of compliance with the covenant from our lenders.

In connection with our acquisition of SEM, we intend to replace our current credit facility with $365 million of new debt for a net increase in our debt facilities of approximately $272.5 million. On December 17, 2003, on a documentary or “paper” basis we closed a new $240 million senior secured credit facility comprised of a replacement $55 million revolving credit line and a $185 million seven year term loan. The new facility does not permit borrowing until certain conditions are satisfied, including closing the acquisition of SEM. Without the satisfaction of the remaining conditions the new credit facility expires the later of March 31, 2004, or the deadline date of the SEM acquisition agreement, but no later than May 15, 2004. The annual interest rates under the new facility will vary depending on market rates, with initial interest rates of LIBOR plus 2.75% for the revolving line of credit and LIBOR plus 2.25% for the term loan.

If we are unable to complete the final or financial closing of the new credit facility by March 31, 2004, or thereafter, in respect of our existing credit facility, we anticipate we will be below the minimum required fixed charge coverage ratio covenant referred to above for the first three quarters of 2004 and a leverage ratio covenant for the quarter ended March 31, 2004, due in part to a four-quarter rolling calculation of a component of our covenant requirements. Consequently, the $20.8 million long-term portion of our term loan has been classified as a current liability at December 31, 2003. We believe we will be able to obtain a waiver of covenant compliance for the first three quarters of 2004, and therefore, existing cash resources and available borrowings are adequate to meet our cash needs through 2004.

We maintain bid and performance bonds for certain customers. Bonds in force were $41.7 million and $40.3 million at December 31, 2003 and 2002, respectively. Bid bonds guarantee that we will enter into a contract consistent with the terms of the bid. Performance bonds provide a guarantee to the customer for future performance, which usually covers the installation phase of a contract and may on occasion cover the operations and maintenance phase of outsourcing contracts.

During 2003, we received a cancellation notice from a bonding company on a $25.0 million performance bond, based on policy changes at the bonding company, which cancellation became effective in February 2004. We have negotiated a reduction in performance collateral, in the form of a bond, a letter of credit and/or escrowed cash totaling $17 million to $20 million, depending on the form. In January 2004, we replaced the bond with an $18 million letter of credit.

We also have standby letters of credit to guarantee our performance under certain contracts. The outstanding amounts of standby letters of credit were $15.0 million at December 31, 2003 and 2002. In March 2003, we issued a standby letter of credit in the amount of approximately $1.0 million to a third party landlord to guarantee a subsidiary’s lease payments on a facility. The standby letter of credit renews on an annual basis during the term of the lease, which expires in 2005. If we fail to make a scheduled lease payment, the landlord could draw up to the maximum amount specified on the standby letter of credit. In May 2003, we reduced a standby letter of credit from $5.0 million to $4.0 million as a result of an amendment to a long-term warranty and maintenance agreement with a customer.

We guarantee lease payments for certain equipment leased by an affiliated company. The maximum future lease obligation of the guarantee at December 31, 2003 was approximately $439,000. The lease and our guarantee terminate in 2006. In the event the affiliate is unable to pay a monthly lease obligation, we would be required to make the payment. If we do not make the payment, the equipment would be returned to the lessor. In the event that the equipment is not in working condition, we would be obligated to pay for the equipment to be returned to working condition.

We generally provide an indemnification related to the infringement of any patent, copyright, trademark or other intellectual property right on software or equipment within our sales contracts, which indemnifies the customer from and pays the resulting costs, damages and attorney fees awarded against a customer with respect to such a claim provided that (a) the customer promptly notifies us in writing of the claim and (b) we have the sole control of the defense and all related settlement negotiations. The terms of the indemnification normally do not limit the maximum potential future payments. We also provide an indemnification for third party claims resulting from damages caused by the negligence or willful misconduct of our employees/agents in connection with the performance of certain contracts. The terms of the indemnification generally do not limit the maximum potential payments.

On October 14, 2003, we settled all issues in a patent infringement litigation for $7.9 million. The settlement included payment for all royalties, attorneys’ fees and other items, including the assigned ownership of the patent to us. We accrued $7.4 million in 2002 and expensed $500,000 in 2003 related to this matter.

We are a party to various other lawsuits and claims, both as plaintiff and defendant, and have contingent liabilities arising from the conduct of business, none of which, in our opinion, are expected to have a material effect on our financial position or results of operations. None of the various other lawsuits or claims required the recognition of a liability as of December 31, 2003, as negative outcomes are not considered probable.

In March 2002, we acquired LineSoft, a leading provider of engineering design software applications and consulting services for optimizing the construction or rebuilding of utility T&D infrastructure. We are required to pay additional amounts to certain LineSoft shareholders of up to $13.5 million in the event that certain defined revenue targets in 2003 and/or 2004 are exceeded. Any earnout payments will be paid half in cash and half in our common stock. If an earnout is required, the purchase price will be increased by the fair value of the payment. The 2003 revenue target was not exceeded and an earnout was not recorded. We do not expect the 2004 revenue target to be exceeded and therefore, it is unlikely an earnout payment will be required in 2004.

In October 2002, we acquired Regional Economic Research, Inc. (RER), a California based company specializing in energy consulting, analysis and forecasting services and software. We are required to pay additional amounts to certain RER shareholders of up to $4.0 million to the extent that certain defined revenue targets in 2003 and 2004 are exceeded. RER exceeded the defined revenue target established for 2003 and we accrued a liability of $1.8 million for the expected earnout payment. The purchase price was increased by the earnout and recorded as an addition to goodwill. We expect that the 2004 revenue target will be exceeded and that an additional earnout in the range of $1.0 to $2.0 million will be required in 2004. The form of the anticipated earnout is payable in cash and/or our common stock based solely upon our discretion. The 2003 earnout will be paid in cash on or before March 31, 2004.

In 2003, total net deferred tax assets increased approximately $13.5 million primarily due to net deferred tax assets of approximately $18.1 million recorded as part of the acquisition of Silicon during March 2003. Silicon’s net deferred tax assets primarily represent net operating loss carryforwards that will be limited in use on an annual basis pursuant to Internal Revenue Code Section 382 (Section 382). The net value assigned to the Silicon related deferred tax assets is based on preliminary estimates and is subject to adjustment. Our net deferred tax assets also consist of our own accumulated net operating losses and Section 382 limited deferred tax assets acquired in connection with the acquisitions of LineSoft and RER. We expect to utilize tax loss carryforwards and available tax credits to offset taxes otherwise due on regular taxable income in upcoming years. During 2004, we expect to pay approximately $1.4 million in cash for federal alternative minimum tax and various state tax obligations. We expect to begin making significant cash payments for federal tax purposes beginning in 2005 as tax credits and net operating loss carryforwards not limited by Section 382 will have been fully utilized in 2004.

Working capital at December 31, 2003 was $(1.8) million compared with $51.0 million at December 31, 2002. The decrease in working capital is primarily due to the classification of $20.8 million of the long-term portion of our term loan as a current liability at December 31, 2003, and the use of $21.1 million in cash for the acquisition of Silicon in March 2003. If we are unable to complete the final or financial closing of our new credit facility by March 31, 2004, or thereafter, in respect of our existing credit facility, we anticipate we will be below the minimum required fixed charge coverage ratio covenant on our current loan for the first three quarters of 2004 and a debt leverage ratio covenant for the quarter ended March 31, 2004, due in part to a four-quarter rolling calculation of a component of our covenant requirements. Consequently, the $20.8 million long-term portion of our term loan has been classified as a current liability, resulting in $37.5 million classified as short-term debt at December 31, 2003.

The DSO for billed and unbilled accounts receivable totaled 69 days in 2003 compared with DSO of 60 days in 2002. Historically, our DSO ratio has been driven more by specific contract billing terms rather than collection issues.

In November 2003, we began a facility expansion in Waseca, which will allow for capacity expansion beyond our current six million units. The cost of the expansion is not expected to exceed $2.0 million.

We expect to continue to expand our operations and grow our business through a combination of internal new product development, licensing technology from or to others, distribution agreements, partnership arrangements and acquisitions of technology or other companies. We expect these activities to be funded from existing cash, cash flow from operations, borrowings and the issuance of common stock or other securities. We believe existing sources of liquidity will be sufficient to fund our existing operations and obligations for the foreseeable future, but offer no assurances. Our liquidity requirements could be affected by our dependence on the stability of the energy industry, competitive pressures, international risks, intellectual property claims and other factors described under “Certain Risks Relating to Our Business” within Item 1 and “Quantitative and Qualitative Disclosures About Market Risk” within Item 7A, included in our Form 10-K.

Critical Accounting Policies

Revenue Recognition: The majority of our revenues are recognized when products are shipped to or received by a customer or when services are provided. We have certain customer arrangements with multiple elements. For such arrangements, we determine the fair value of each element and then allocate the total arrangement consideration among the separate elements under the provisions of EITF 00-21. Revenues for each element are then recognized based on the type of element, such as 1) when the products are shipped, 2) services are delivered, 3) percentage of completion when implementation services are essential to the software performance or 4) upon customer acceptance provisions. Under outsourcing arrangements, revenue is recognized as services are provided. Hardware and software post-contract customer support fees are recognized over the life of the related service contracts. Revenue can vary significantly from period to period based on the timing of orders and the application of revenue recognition criteria. Use of the percentage of completion method for revenue recognition requires estimating the cost to complete a project. Actual costs may vary from estimates.

Unearned revenue is recorded for products or services when the criteria for revenue recognition has not been met. The majority of unearned revenue relates to annual billing terms for post-sale maintenance and support agreements.

Accounts Receivable: The allowance for doubtful accounts is based on our historical experience of bad debts and is adjusted for estimated uncollectible amounts.

Inventories: Inventories consist primarily of sub-assemblies and components necessary to support maintenance contracts. Inventory amounts include the cost to manufacture the item, such as the cost of raw materials, labor and other applied direct and indirect costs. If the market value of the inventory falls below the original cost, the inventory value is reduced to the market value. Items are removed from inventory using the first-in, first-out method. Inventory is subject to rapidly changing technologies.

Goodwill and Intangible Assets: Goodwill and intangible assets are primarily the result of our acquisitions in 2002 and 2003. We use estimates in determining the value of goodwill and intangible assets, including estimates of useful lives of intangible assets, discounted future cash flows and fair values of the related operations. We test annually, on October 1st, to determine whether goodwill has been impaired, under the guidance of SFAS No. 142. We utilize an independent appraiser to forecast discounted future cash flows at the reporting unit level, which consists of our business units, based on our historical and best estimates of future revenues and operating costs, which take into consideration factors such as existing backlog, expected future orders, supplier contracts and general market conditions. Changes in our forecasts or cost of capital may result in asset value write-downs, which could have a significant impact on our current and future financial position and results of operations.

Warranty: We offer standard warranty terms on most of our product sales of between one and three years. The warranty accrual includes the cost to manufacture or purchase warranty parts from our suppliers as well as the cost to install or repair equipment. The warranty accrual is based on historical product performance trends, business volume assumptions, supplier information and other business and economic projections. Thorough testing of new products in the development stage helps to identify and correct potential warranty issues prior to manufacturing. Continuing quality control efforts during manufacturing limit our exposure to warranty claims. We track warranty claims in order to identify any potential warranty trends. If our quality control efforts were to fail to detect a fault in one of our products, we could experience an increase in warranty claims resulting in an increase in the warranty accrual. Management continually evaluates the sufficiency of warranty provisions and makes adjustments when necessary. Actual warranty costs may fluctuate and may be different than amounts accrued. For example, in 2003, we made net adjustments to previous warranty estimates totaling $8.4 million.

Contingencies: We are subject to various legal proceedings and claims of which the outcomes are subject to significant uncertainty. An estimated loss from a contingency is accrued by a charge to income if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. We evaluate, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. Changes in these factors could materially impact our financial position or results of operations.

New Accounting Pronouncements

In May 2003, the Financial Accounting Standards Board (FASB) issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. The statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The statement requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. The provisions of this statement are effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The provisions are to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the statement and still existing at the beginning of the interim period of adoption. We do not have any financial instruments to which this statement would apply.

In May 2003, the FASB ratified the consensus on Emerging Issues Task Force (EITF) 01-08, Determining Whether an Arrangement Contains a Lease, which provides guidance on when an arrangement represents a lease transaction and requires the application of SFAS No. 13, Accounting for Leases. The guidance is effective for arrangements entered into or modified after June 30, 2003. The provisions of this guidance may impact our accounting for future outsourcing contracts. We have not entered into or modified any arrangements subsequent to June 30, 2003 to which this guidance may apply.

Subsequent Event

As discussed in our press releases dated January 20, 2004 and February 5, 2004, we do not expect to see growth in AMR sales in the first quarter of 2004 due to order delays by several large electric customers. We do expect to see order activity increase in the second quarter of 2004. In January 2004 we began to implement a change in our organizational structure as we moved from profit and loss responsibility and reporting along business unit or market lines to two primary operations groups: hardware and software. In the process of developing the new structure, and in light of lower expectations for first quarter revenues, we took some corrective actions to reduce expenses and eliminate certain unprofitable activities. Those actions resulted in a reduction of approximately 70 employees, or 5%, of our workforce and will result in a restructuring charge of approximately $2.5 million in the first quarter of 2004.

The segment information presented in this Form 10-K has been restated based on this new organizational structure.

In addition, on May 10, 2004, we completed a private placement of $125 million aggregate principal amount of 7.75% Senior Subordinated Notes, discounted to a price of 99.265 to yield 7.875%, due in 2012. The discount on the Notes will be accreted and the debt issuance costs will be amortized over the life of the credit facility. We placed the Notes in advance of the closing of the SEM acquisition in order to lock-in a favorable interest rate. Fixed annual interest is payable every six months, commencing in November 2004. The Notes are subordinated to our new $240 million senior secured credit facility and are guaranteed by all of our operating subsidiaries (except for our foreign subsidiaries and an outsourcing project subsidiary), all of which are wholly owned. The Notes contain customary covenants, which place restrictions on the incurrence of debt, the payment of dividends, certain investments and mergers. Some or all of the Notes may be redeemed at our option at any time on or after May 15, 2008, at certain specified prices. At any time prior to May 15, 2007, we may, at our option, redeem up to 35% of the Notes with the proceeds of certain sales of our common stock.

On July 1, 2004, we completed the acquisition of SEM. The SEM acquisition includes Schlumberger Ltd.’s (Schlumberger) electricity meter manufacturing and sales operations in the United States and the electricity meter operations of certain foreign affiliates of Schlumberger in Canada, Mexico, Taiwan and France. By adding electricity meter manufacturing and sales to our existing portfolio of meter data collection technologies and software and consulting solutions, we will be able to offer customers a highly integrated suite of products and services for measuring, gathering, delivering, analyzing and applying electricity usage data.

The purchase price for SEM was $248 million and is subject to post closing working capital adjustments. Itron used proceeds from the $240 million senior secured credit facility and $125 million in Senior Subordinated Notes to finance the acquisition, pay related fees and expenses, and repay approximately $50.2 million of outstanding Itron debt under an existing credit facility. Schlumberger has agreed to indemnify Itron for certain tax, environmental, litigation and other possible obligations over various time frames following the acquisition date.

In order to obtain FTC clearance for the SEM acquisition, we were required by the FTC to license certain of our existing electric meter module and other AMR technology to a competing third party. As such, we entered into a licensing agreement with Hunt Technologies (Hunt) in Pequot Lakes, Minnesota, which became effective July 1, 2004, upon closing of the SEM acquisition. The license agreement includes our existing electric encoder receiver transmitter, or ERT technology, for use in electric meters only in the United States, Canada and Mexico. In addition, we will license the required software application programming interfaces and protocols in order to enable Hunt to develop reading technology in the form of handheld or mobile collection units. The license with Hunt is perpetual and requires the payment of a flat fee to Itron in four installments starting July 1, 2004 and ending June 30, 2007. The amount of the license fee is not material to Itron’s overall financial results.

In July 2004, we made further adjustments to our organizational structure moving various parts of our organization from the Hardware Solutions segment to the Software Solutions segment. We will begin reporting the changes with our third quarter 2004 results and will restate prior periods for the additional changes. While we have not yet completed our analysis, we estimate that approximately $14 million and $16 million of Hardware Solutions revenues and approximately $9 million and $8 million of Hardware Solutions costs of sales will be transferred to Software Solutions for the years ended 2003 and 2002, respectively. In addition, based on our evaluation of current market conditions for the transmission and substation markets, including market size, pace of industry investment in new technology and other factors, we made the decision to no longer invest in product development or sales in these areas. We will continue to support our existing transmission and substation customers and will continue to concentrate on new business opportunities in distribution - both in design and asset optimization. In connection with these changes, we had a headcount reduction of approximately 40 people and expect a restructuring charge in the third quarter of 2004 of approximately $2 million.